Exhibit 14

BARBIER FRINAULT & AUTRES ERNST & YOUNG 41, rue Ybry 92576 Neuilly-sur-Seine Cedex S.A.S. à capital variable minimal de € 37.000 Commissaire aux Comptes Membre de la Compagnie de Versailles	DELOITTE & ASSOCIES 185, avenue Charles de Gaulle BP 136 92203 Neuilly-sur-Seine Cedex S.A. au capital de € 1.723.040 Commissaire aux Comptes Membre de la Compagnie de Versailles

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We consent to the incorporation by reference in Registration Statements Nos. 333-114880, 333-102522, 333-83120, 333-100153, 333-83222, 333-118726, 333-125196 and 333-128169 on Form S-8 of our report on the consolidated financial statements of Suez dated April 5, 2006 (except for notes 40, 42, 43 and 44 as to which the date is June 26, 2006), appearing in this Annual Report on Form 20-F of Suez for the year ended December 31, 2005. This report expresses an unqualified opinion and includes two explanatory paragraphs relating to 1) Suez’ change in the method of accounting for financial instruments in 2005 and 2) that International Financial Reporting Standards as adopted by the European Union vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Notes 42, 43 and 44 of the consolidated financial statements.

BARBIER FRINAULT & AUTRES ERNST & YOUNG /s/ Christian CHOCHON	DELOITTE & ASSOCIES /s/ Jean-Paul PICARD

Neuilly-sur-Seine, France

June 26, 2006